Exhibit 99.1

Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact:	James W. Dean, Director, Investor Relations
Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA GP HOLDINGS, L.P.

ANNOUNCES FIRST QUARTER 2007 RESULTS

RADNOR, PA (BusinessWire) May 2, 2007 – Penn Virginia GP Holdings, L.P. (NYSE: PVG) today reported distributable cash of $10.2 million and net income of $7.7 million for the three months ended March 31, 2007. A reconciliation of distributable cash, a non-GAAP financial measure, appears in the financial tables later in this release.

As previously announced, on May 25, 2007 PVG will pay to unitholders of record as of May 11, 2007 a quarterly cash distribution covering the period January 1 through March 31, 2007 in the amount of $0.26 per unit, or an annualized rate of $1.04 per unit. This annualized distribution represents a $0.08 per unit increase over the annualized distribution of $0.96 per unit paid in the prior quarter.

PVG owns the general partner, including the incentive distribution rights, and is the largest limited partner unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR, and derives its cash flow solely from cash distributions received from PVR.

PVG’s consolidated net income increased by $4.2 million to $7.7 million for the three months ended March 31,2007 as compared to $3.5 million for the same period in 2006, primarily due to increased operating income in PVR’s coal and natural gas midstream segments, lower interest expense and lower charges to income relating to PVR’s derivatives activities. These increases in net income were offset in part by higher general and administrative expenses incurred since PVG became a publicly traded partnership and by increased minority interest.

These items, together with operational updates and full-year 2007 guidance for PVR and its coal royalty and natural gas midstream segments, are discussed in more detail in PVR’s news release dated May 2, 2007 (please visit PVR’s website, www.pvresource.com under “For Investors”, for a copy of the release).

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to present first quarter 2007 results for PVG, which provided the backing for the recent eight percent increase in our annualized distribution as compared to the prior quarter. PVR’s operations, which generate our cash flows, produced solid results during the quarter that allowed for the recent distribution increase. We remain focused on continuing to grow cash distributions during the balance of 2007 and beyond.”

Guidance for 2007

See the Guidance Table included in PVR’s May 2, 2007 release for guidance estimates for full-year 2007.

Conference Call

A joint conference call and webcast, during which management will discuss first quarter 2007 results for PVG and PVR, is scheduled for Thursday, May 3, 2007 at 1:00 p.m. ET Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via webcast by logging on to the PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until May 17, 2007 at 11:59 p.m. ET by dialing 1-877-660-6853 and using the following replay pass codes: account #286, conference ID #237705. An on-demand replay of the conference call will be available at PVR’s website beginning shortly after the call.

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Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is a publicly traded limited partnership formed to own the general partner interest, all of the incentive distribution rights and approximately 42% of the limited partner interests in Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manager of coal properties and related assets and the operator of a midstream natural gas gathering and processing business.

For more information about PVG and PVR, visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to PVG and its other unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in PVG’s press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine PVR’s and, therefore, PVG’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVG undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA GP HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME - unaudited

(in thousands, except per share data)

	Three Months Ended, March 31,
	2007	2006
Revenues
Natural gas midstream	$95,318	$109,181
Coal royalties	25,000	22,422
Coal services	1,601	1,426
Other	2,281	2,135

Total revenues	124,200	135,164

Expenses
Cost of midstream gas purchased	79,731	98,651
Operating	5,514	3,478
Taxes other than income	843	698
General and administrative	6,401	5,270
Depreciation, depletion and amortization	10,133	8,821

Total expenses	102,622	116,918

Operating Income	21,578	18,246
Interest expense	(3,547)	(4,067)
Derivatives	(2,647)	(6,133)
Throughput volumes (MMcf)	353	294

Income before minority interest	15,737	8,340
Minority interest	8,017	4,889

Net income	$7,720	$3,451

Basic and diluted net income per limited partner unit	$0.20	$0.11
Weighted average units outstanding, basic and diluted	39,062	32,125
Other data:
Coal segment:
Coal royalty tons (in thousands)	8,284	7,720
Average gross coal royalty ($ per ton)	$3.02	$2.90
Natural gas midstream segment:
Throughput volumes (MMcf)	15,900	14,200
Gross midstream processing margin (in thousands)	$15,587	$10,530

PENN VIRGINIA GP HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31, 2007	December 31, 2006
	(unaudited)
Assets
Cash	$21,534	$13,687
Receivables	71,071	66,987
Derivative assets	4,533	449
Other current assets	2,548	2,587

Total current assets	99,686	83,710
Property and equipment, net	553,680	556,513
Equity investments	25,588	25,355
Goodwill and intangibles, net	39,603	40,763
Derivative assets	2,092	2,455
Other long-term assets	7,439	7,473

Total assets	$728,088	$716,269

Liabilities and Partners’ Capital
Current portion of long-term debt	$11,839	$10,832
Accounts payable and accrued liabilities	64,208	63,340
Derivative liabilities	11,778	6,996
Deferred income	7,283	6,999

Total current liabilities	95,108	88,167
Derivative liabilities	6,505	6,618
Other long-term liabilities	7,159	9,931
Long-term debt	211,248	207,214
Throughput volumes (MMcf)	327,557	330,148
Partners’ capital	80,511	74,191

Total liabilities and partners’ capital	$728,088	$716,269

CONSOLIDATED STATEMENTS OF CASH FLOWS - unaudited

(in thousands)

	Three Months ended March 31,
	2007	2006
Operating Activities
Net income	$7,720	$3,451
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	10,133	8,821
Commodity derivative contracts:
Total derivative losses	3,490	5,872
Cash settlements of derivatives	(2,072)	(2,922)
Minority interest	8,017	4,889
Noncash interest expense	164	191
Equity earnings, net of distributions	(233)	(330)
Other	(40)	309
Changes in operating assets and liabilities	(4,552)	(8,008)

Net cash provided by operating activities	22,627	12,273

Investing Activities
Acquisitions, net of cash acquired	(339)	(3,069)
Coal royalty tons (thousands of tons)	(7,002)	(5,496)
Throughput volumes (MMcf)	43	—

Net cash used in investing activities	(7,298)	(8,565)

Financing Activities
Proceeds from (repayments of) borrowings, net	5,000	(3,300)
Proceeds from issuance of common units	916	—
Distributions to partners	(13,342)	(14,448)
Payment of offering costs	(56)	—

Net cash provided by (used in) financing activities	(7,482)	(17,748)

Net increase (decrease) in cash and cash equivalents	7,847	(14,040)
Cash and cash equivalents-beginning balance	13,687	23,150

Cash and cash equivalents-ending balance	$21,534	$9,110

Note: The financial information included in this earnings release represents the combined financial information of Penn Virginia Resource GP, LLC and subsidiaries for the three months ended March 31, 2006 and the financial information of Penn Virginia GP Holdings, L.P. for the three months ended March 31, 2007.

PENN VIRGINIA GP HOLDINGS, L.P.

DISTRIBUTABLE CASH - unaudited

(in thousands, except per unit data)

The following table presents the calculation and reconciliation of Distributable Cash of PVG with respect to the first quarter of 2007:

Distributable Cash:
Cash distributions expected to be received from PVR in May 2007 associated with:
General partner 2% interest	$386
General partner incentive distribution rights	2,662
15,541,738 PVR common units	6,372
4,045,311 PVR Class B common units	1,659

Total cash expected to be received from PVR	11,079
Deduct: Net expenses of PVG on a stand-alone basis (see Note 1)	(696)
Cash reserve for working capital	(223)

Distributable Cash	$10,160

Units outstanding (in thousands)	39,075

Throughput volumes (MMcf)	$0.26

Cash distributions to be paid to partners of Penn Virginia G.P. Holdings, L.P. on May 25, 2007
Distributions paid to Penn Virginia Corporation	$8,343
Distributions paid to public unitholders	1,817

Total cash distributions paid	$10,160

Note 1 - Net expenses of PVG represents general and administrative expenses, offset by interest income.

PENN VIRGINIA GP HOLDINGS, L.P.

FULL YEAR SEGMENT INFORMATION - unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Other	Consolidated
Three Months Ended March 31, 2007
Revenues
Natural gas midstream	$—	$95,318	$—	$95,318
Coal royalties	25,000	—	—	25,000
Coal services	1,601	—	—	1,601
Other	1,883	398	—	2,281

Total revenues	28,484	95,716	—	124,200

Expenses
Cost of midstream gas purchased	—	79,731	—	79,731
Operating	2,155	3,359	—	5,514
Taxes other than income	323	520	—	843
General and administrative	2,616	3,023	762	6,401
Depreciation, depletion and amortization	5,490	4,643	—	10,133

Total expenses	10,584	91,276	762	102,622

Operating income (loss)	$17,900	$4,440	$(762)	$21,578

Production
Coal royalty tons (thousands of tons)	8,284
Throughput volumes (MMcf)		15,900
Additions to property and equipment and acquisitions, net of cash acquired	$1,336	$6,005	$—	$7,341

	Coal	Natural Gas Midstream	Other	Consolidated
Three Months Ended March 31, 2006
Revenues
Natural gas midstream	$—	$109,181	$—	$109,181
Coal royalties	22,422	—	—	22,422
Coal services	1,426	—	—	1,426
Other	1,480	655	—	2,135

Total revenues	25,328	109,836	—	135,164

Expenses
Cost of midstream gas purchased	—	98,651	—	98,651
Operating	969	2,509	—	3,478
Taxes other than income	310	388	—	698
General and administrative	2,230	3,040	—	5,270
Depreciation, depletion and amortization	4,752	4,069	—	8,821

Total expenses	8,261	108,657	—	116,918

Operating Income	$17,067	$1,179	$—	$18,246

Production
Coal royalty tons (thousands of tons)	7,720
Throughput volumes (MMcf)		14,200
Additions to property and equipment and acquisitions, net of cash acquired	$6,004	$2,561	$—	$8,565